Exhibit 99.1

Athena Technology Acquisition Corp. II Announces Pricing of $250 Million Initial Public Offering

New York, NY, Dec. 9, 2021 – Athena Technology Acquisition Corp. II (“Athena Technology II” or the “Company”), a newly incorporated blank check company, today announced the pricing of its initial public offering of 25,000,000 units at a price of $10.00 per unit. The units are expected to be listed on the New York Stock Exchange (“NYSE”) and trade under the ticker symbol “ATEK.U” beginning on December 10, 2021.

“There is an accelerating need for tech enabled efficient business models to deliver on an increasingly digital economy,” said Athena Technology II Founder, Chairman and CEO Isabelle Freidheim. “In Athena Technology II, we have assembled leading talent, access to capital and transaction experience to enable a market leader to access the equity capital markets.”

President Kirthiga Reddy added, “I’m so proud to be working with the exceptional network of women and professionals that are part of the Athena family. Having been operators and investors ourselves, we understand the passion, dedication and expertise needed to drive meaningful growth and transformation, and that’s what we intend to bring to the market.”

Athena Technology II is the third all-women Athena SPAC founded by Freidheim following Athena Technology Acquisition Corp., which was the first all-women SPAC to announce a business combination, and Athena Consumer Acquisition Corp., which closed on its initial public offering in October 2021.

The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. While the Company may pursue an initial business combination target in any industry, it currently intends to concentrate its search for a target business operating in the technology sector.

Each unit consists of one share of Class A common stock and one-half of one redeemable warrant. Each whole warrant entitles the holder thereof to purchase one share of Class A common stock at a price of $11.50 per share. Only whole warrants are exercisable. Once the securities comprising the units begin trading separately, the Company expects that the shares of Class A common stock and redeemable warrants will be listed on the NYSE under the symbols “ATEK” and “ATEK WS,” respectively.

Citigroup Global Markets Inc. (“Citigroup”) is serving as sole bookrunner and representative of the underwriters, and Roberts & Ryan Investments, Inc., Siebert Williams Shank & Co., LLC and Tigress Financial Partners LLC are acting as co-managers of the offering. The Company has granted the underwriters a 45-day option to purchase up to an additional 3,750,000 units at the initial public offering price to cover over-allotments, if any.

The offering is being made only by means of a prospectus, copies of which may be obtained by contacting Citigroup, Attention Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY, 11717, or by phone at 800-831-9146.

A registration statement relating to these securities was declared effective by the Securities and Exchange Commission (the “SEC”) on December 9, 2021. This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the proposed initial public offering and the anticipated use of the net proceeds. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and preliminary prospectus for the Company’s offering filed with the SEC. Copies of these documents are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contacts

Isabelle Freidheim
Chief Executive Officer and Chairman of the Board

c/o Athena Technology Acquisition Corp. II

442 5th  Avenue
New York, NY 10018
Telephone: (970) 925-1572

Media Contact

Jacalyn Lawton

Lambert & Co.

Telephone: (616) 233-0500

Email: athena@lambert.com